Exhibit 2

STANDBY EQUITY DISTRIBUTION AGREEMENT

THIS AGREEMENT dated as of April 18, 2011 (this “Agreement”) between YA GLOBAL MASTER SPV LTD., a Cayman Islands exempt limited partnership (the “Investor”), and AFRICA ISRAEL INVESTMENTS LTD. a limited company organized under the laws of the State of Israel (the “Company”).

WHEREAS, the Company owns shares of common stock, par value $0.01 per share (the “Common Stock”) of Alon USA Energy, Inc., a corporation organized under the laws of the State of Delaware (“Alon USA”), of which the Company desires to sell to the Investor up to 2,579,774 of such shares of Common Stock (the “Shares”);

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company the Shares for an aggregate purchase price of up to $30,000,000;

WHEREAS, the offer and sale of the Shares hereunder, and the resale of such Shares by the Investor, shall be registered by Alon USA in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), on a registration statement on Form S-3, or such other form as is available for the transactions contemplated herein.

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

Section 1.01                      “Advance” shall mean the portion of the Commitment Amount requested by the Company in the Advance Notice.

Section 1.02                      “Advance Date” shall mean the 1st Trading Day after expiration of the applicable Pricing Period for each Advance.

Section 1.03                      “Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth the Advance amount that the Company requests from the Investor.

Section 1.04                      “Advance Notice Date” shall mean each date the Company delivers (in accordance with Section 2.01(b) of this Agreement) to the Investor an Advance Notice requiring the Investor to advance funds to the Company, subject to the terms of this Agreement.

Section 1.05                      “Articles of Association” shall have the meaning set forth in Section 4.03.

Section 1.06                      “Base Prospectus” shall mean the Company’s prospectus accompanying the Registration Statement.

Section 1.07                      “Affiliate” shall have the meaning set forth in Section 3.07.

Section 1.08                      “Closing” shall mean one of the closings of a purchase and sale of Shares pursuant to Section 2.02.

Section 1.09                      “Closing Price” means, for any Trading Day, the last trade of the Common Stock for such date on the Principal Market as reported by Bloomberg L.P.

Section 1.10                      “Commitment Amount” shall mean the aggregate amount of up to $30,000,000 which the Investor has agreed to provide to the Company in order to purchase the Shares pursuant to the terms and conditions of this Agreement;

Section 1.11                      “Commitment Fee” shall have the meaning set forth in Section 11.04.

Section 1.12                      “Commitment Period” shall mean the period commencing on the date hereof, and expiring on the date 6 months after the date hereof, unless extended by the Company in accordance with Section 2.04 or terminated in accordance with Section 9.02.

Section 1.13                      “Common Stock” shall have the meaning set forth in the Recitals of this Agreement.

Section 1.14                      “Company Indemnitees” shall have the meaning set forth in Section 5.02.

Section 1.15                      “Condition Satisfaction Date” shall have the meaning set forth in Section 8.01.

Section 1.16                      “Daily Value Traded” in respect of a particular day means the product obtained by multiplying the daily trading volume of the Common Stock for that day on the Principal Market by the VWAP for such day.

Section 1.17                      “Damages” shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements and costs and expenses of expert witnesses and investigation).

Section 1.18                      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.19                      “Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

Section 1.20                      “Initial Registration Statement” shall have the meaning set forth in Section 7.01(a).

Section 1.21                      “Investor Indemnitees” shall have the meaning set forth in Section 5.01.

Section 1.22                      “Market Price” shall mean the lowest daily VWAP of the Common Stock during the relevant Pricing Period.

Section 1.23                      “Material Adverse Effect” shall mean any condition, circumstance, or situation that has resulted in, or would reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, or (ii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

Section 1.24                      “Maximum Advance Amount” shall be the higher of (i) $3,000,000, (ii) 15% of the aggregate Daily Value Traded on the Principal Market during the each Trading Day during the Pricing Period but not more than $5,000,000, or (iii) such greater amount as may be agreed upon by the mutual consent of the Parties.

Section 1.25                      “Memorandum of Association” shall have the meaning set forth in Section 4.03.

Section 1.26                      “Minimum Acceptable Price” shall have the meaning set forth in Section 2.01(b).

Section 1.27                      “Ownership Limitation” shall have the meaning set forth in Section 2.01(a).

Section 1.28                      “Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.29                      “Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

Section 1.30                      “Pricing Period” shall mean the 5 consecutive Trading Days after the Advance Notice Date.

Section 1.31                      “Principal Market” shall mean the New York Stock Exchange.

Section 1.32                      “Prospectus” shall mean the Base Prospectus, as supplemented by any Prospectus Supplement.

Section 1.33                      “Prospectus Supplement” shall mean any prospectus supplement to the Base Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act.

Section 1.34                      “Purchase Price” with respect to each Advance shall mean the higher of (i) 98.5% of the Market Price during the Pricing Period, or (ii) the applicable Minimum Acceptable Price.

Section 1.35                       “Registration Statement” shall mean the Initial Registration Statement or another registration statement on a form promulgated by the SEC for which the Company then qualifies for the registration of the offer and sale of the Shares with respect to Shares to be offered and sold by the Company to the Investor and the resale of such Shares by the Investor, as the same may be amended and supplemented from time to time and including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act and any successor registration statement filed by Alon USA with the SEC under the Securities Act on a form promulgated by the SEC for which Alon USA then qualifies and which form shall be available for the registration of the transactions contemplated hereunder.

Section 1.36                      “SEC” shall have the meaning set forth in the Recitals of this Agreement.

Section 1.37                      “Securities Act” shall have the meaning set forth in the Recitals of this Agreement.

Section 1.38                      “Settlement Document” shall have the meaning set forth in Section 2.02(a).

Section 1.39                      “Shares” shall mean the shares of Common Stock to be sold to the Investor pursuant to Advances hereunder and as defined in the Recitals of this Agreement.

Section 1.40                      “Total Advance Amount” shall mean the total resulting amount of an Advance after taking into account the amount designated by the Company in the applicable Advance Notice and any adjustments for the Ownership Limitation, Minimum Acceptable Price, and Maximum Advance Amount in accordance with the provisions of Section 2.01(a), Section 2.01(b), and Section 2.01(d) hereof, as applicable.

Section 1.41                      “Trading Day” shall mean any day during which the Principal Market shall be open for business.

Section 1.42                      “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Stock for such date on the Principal Market as reported by Bloomberg L.P. (based on a Trading Day from 9:00 a.m. (New York City time) to 4:02 p.m. (New York City time)).

Article II. Advances

Section 2.01                      Advances; Mechanics. Subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Article VII hereof), the Company, at its sole and exclusive option, may sell to the Investor, and the Investor shall purchase from the Company, the Shares on the following terms:

(a)
Advance Notice.  At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the conditions set forth in Section 8.01; provided, however, that (i) the amount for each Advance, irrespective of the amount designated by the Company in the applicable Advance Notice, shall not be more than the Maximum Advance Amount, (ii) the aggregate amount of the Advances pursuant to this Agreement shall not exceed the Commitment Amount, and (iii) in no event shall the number of Shares sold to the Investor pursuant to an Advance cause the aggregate number of shares of Common Stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by the Investor and its affiliates to exceed 4.99% of the then outstanding Common Stock (the “Ownership Limitation”).  Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Shares pursuant to such Advance Notice in accordance with the terms of this Agreement.

(b)	Minimum Acceptable Price.

(i)
In relation to each Advance, the Company may set a minimum acceptable price at which it is willing to sell its shares to the Investor by indicating a minimum acceptable price on the space provided on the Advance Notice (a “Minimum Acceptable Price”).  With respect to an Advance Notice issued by the Company with a Minimum Acceptable Price (i) the amount of the Advance set forth in such Advance Notice shall automatically be reduced by 20% for each Trading Day during the Pricing Period that the VWAP of the Common Stock is below the Minimum Acceptable Price (each such day, an “Excluded Day”), and (ii) a portion of an Advance that otherwise would be reduced may be added as set forth in Section 2.01(b)(ii) below.

(ii)
With respect to each Excluded Day, if the Investor has sold Shares at prices above the Minimum Acceptable Price on such day, then the Investor (i) shall automatically include back into the Advance an amount corresponding to the Shares it has actually sold, and (ii) shall have the right to include an additional amount back into the Advance up to the amount that otherwise would have been reduced due to such Excluded Day.  In each Settlement Document the Investor shall provide the Company with notice of the amount that it automatically including and is electing to include with respect to each Excluded Day.  For example if an Advance Notice requesting an Advance of $5,000,000 contained 2 Excluded Days, then (i) the amount of the Advance shall be reduced by $2,000,000 pursuant to Section 2.01(b)(i) above, and (ii) pursuant to this Section 2.01(b)(ii) by providing notice to the Company in the Settlement Document (A) the Investor shall automatically include back into the Advance an amount corresponding to the Shares it has actually sold, and (B) the Investor shall have the right to also include an additional amount back into the Advance which in total (combined with the amount included in (A)) shall not exceed $2,000,000.  For the avoidance of doubt, in no event shall the Purchase Price paid to the Company be affected in any way and in no event shall the Purchase Price be lower than the Minimum Acceptable Price due to the application of the terms of this section.

(c)
Date of Delivery of Advance Notice.  Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A.  An Advance Notice shall be deemed delivered on (i) the Trading Day if it is received by facsimile or otherwise by the Investor prior to 5:00 pm Eastern Time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 5:00 pm Eastern Time on a Trading Day or at any time on a day which is not a Trading Day.  No Advance Notice may be deemed delivered on a day that is not a Trading Day.

(d)
Ownership Limitation; Shares Limit.  In connection with each Advance Notice delivered by the Company, any portion of an Advance (and for the avoidance of doubt, only such portion) that would (i) cause the Investor to exceed the Ownership Limitation or (ii) that would exceed the number of Shares subject to this Agreement or subject to an effective Registration Statement shall automatically be withdrawn.

In order to decrease the chances that the Ownership Limitation will limit the size of an Advance under this Section 2.01(d), the Investor undertakes (i) not to purchase any shares of Common Stock of Alon USA during the Commitment Period, except pursuant to this Agreement or as required pursuant to the  Standby Equity Distribution Agreement dated January 20, 2011 between Alon USA and the Investor, and (ii) to use commercially reasonable efforts to reduce its holdings in the Shares as quickly as practicable after each Advance, subject to the maintenance of orderly markets, adequate trading volume, and sufficient value of the Common Stock, all as determined by the Investor in its sole discretion, so as to limit the number of Shares held by the Investor and decrease chances that the Ownership Limitation will limit the size of a subsequent Advance.

(e)
Sales Notice.  The Investor shall (i) provide the Company with a report attached to each Settlement Document detailing the total number of Shares sold by the Investor during the Pricing Period and (ii) upon request by the Company (A) provide the Company a report of its sales of Shares on a any particular day during the Pricing Period and (B) provide the Company a report which shall include the number of Shares sold by the Investor between the last such report and the date of the request and the number of Shares held by the Investor at such time.

Section 2.02                      Closings.  Each Closing shall take place as soon as practicable after each Advance Date in accordance with the procedures set forth below.  In connection with each Closing the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)
On each Advance Date, the Investor shall deliver to the Company a written document (each a “Settlement Document”) setting forth the amount of the Advance (taking into account any adjustments pursuant to Section 2.01), the Purchase Price, the total number of Shares to be purchased which shall be calculated by dividing the Advance Amount by the Purchase Price (which in no event will be greater than the Ownership Limitation), and a report by Bloomberg, LP indicating the VWAP for each of the Trading Days during the Pricing Period, in each case taking into account the terms and conditions of this Agreement.  The Settlement Document shall be in the form attached hereto as Exhibit B.

(b)
Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than three Trading Days after receipt thereof), the Company will instruct its broker to electronically transfer to the Investor the total number of Shares sold to the Investor pursuant to the Advance as specified in the Settlement Document by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal Agent Commission System or by such other means of delivery as may be mutually agreed upon by the parties hereto (which in all cases will be covered by an effective Registration Statement) and upon doing so shall promptly deliver to the Investor confirmation that it has authorized and instructed its broker to process such transfer.  Upon the Investor’s receipt of such Shares the Investor shall pay the Total Advance Amount due to the Company as set forth in the Settlement Document by wire transfer of immediately available funds to an account designated by the Company.  No fractional Shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number Share.

(c)
On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)
The parties hereto agree in good faith to (i) adjust any errors in the Settlement Document and (ii) make or return such payments and deliver or return such Shares to the extent required by any such adjustment to the Settlement Document, in each case as soon as reasonably practicable.

Section 2.03                      Hardship.  In the event the Investor sells shares of the Common Stock after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce, without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 2.04                      Extension of Commitment Period.  At any time prior to the 6 month anniversary of the date hereof, the Company shall have the right to increase the Commitment Period by an additional 6 months by notifying the Investor in writing, provided that the Company pays an additional commitment fee in the amount of $200,000 as set forth in Section 11.04 in connection with such increase.

Article III. Representations and Warranties of Investor

Investor hereby represents and warrants to, and agrees with, the Company that the following are true and correct as of the date hereof and as of each Advance Date:

Section 3.01                      Organization and Authorization.  The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to purchase and hold the Shares.  The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor.  The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor.  This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02                      Evaluation of Risks.  The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in Alon USA and of protecting its interests in connection with this transaction.  It recognizes that its investment in Alon USA involves a high degree of risk.

Section 3.03                      No Legal Advice From the Company.  The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors.  The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.04                      Investment Purpose. The securities are being purchased by the Investor for its own account, and for investment purposes.  The Investor agrees not to assign or in any way transfer the Investor’s rights to the securities or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer except in accordance with applicable Federal and state securities laws.  No other person has or will have a direct or indirect beneficial interest in the securities.

Section 3.05                      Investor Status.  The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act and a “Qualified Institutional Buyer” as that term is defined in Rule 144A under the Securities Act.

Section 3.06                      Information.  The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of Alon USA and information it deemed material to making an informed investment decision.  The Investor understands that its investment involves a high degree of risk.  The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.

Section 3.07                      Not an Affiliate.  The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Alon USA or any “Affiliate” of Alon USA (as that term is defined in Rule 405 of the Securities Act).

Section 3.08                      Trading Activities.  The Investor’s trading activities with respect to the Common Stock shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Common Stock is listed or traded.  Neither the Investor nor its affiliates has an open short position in the Common Stock, the Investor agrees that it shall not, and that it will cause its affiliates not to engage in any short sales of or any other hedging transactions with respect to the Common Stock, provided that the Company acknowledges and agrees that upon receipt of an Advance Notice the Investor has the right to sell the shares of Common Stock to be purchased by the Investor pursuant to the Advance Notice prior to receiving such shares.  The Investor undertakes and agrees that, during each period beginning on each Advance Date and ending on the 14th Trading Day following such Advance Date, it shall not sell any Shares in transactions otherwise than on a national stock exchange (including the Principal Market) or quotation service on which the shares of Common Stock may be listed or quoted at the time of sale, without the written consent of the Company.

Section 3.09                      No Exclusivity.  Investor acknowledges and agrees, that the Company has not granted him any exclusivity with respect to the right to sell or distribute the Shares and that the Company fully retains its right to sell or otherwise dispose of the Shares at any time, at its exclusive discretion, to any other potential buyer.

Article IV. Representations and Warranties of the Company

Except as stated below or on the disclosure schedules attached hereto, the Company hereby represents and warrants to, the Investor that the following are true and correct as of the date hereof and as of each Advance Date:

Section 4.01                      Organization and Qualification.  The Company is duly incorporated and validly existing under the laws of the State of Israel and has all requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.02                      Authorization, Enforcement, Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and any related agreements, in accordance with the terms hereof and thereof, (ii) this Agreement and any related agreements have been duly executed and delivered by the Company, (iii) this Agreement and assuming the execution and delivery thereof and acceptance by the Investor, any related agreements, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 4.03                      Organization.  The Company has furnished or made available to the Investor true and correct copies of the Company’s Articles of Association, as amended and as in effect on the date hereof (the “Articles of Association”), and the Company’s Memorandum of Association, as amended and as in effect on the date hereof (the “Memorandum of Association”).

Section 4.04                      No Conflict.  The execution, delivery, and subject to the satisfaction of the Closing procedures set forth in Section 2.02 hereof, the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not result in a violation of the Articles of Association, or Memorandum of Association.  Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof except as such consent, authorization or order has been obtained prior to the date hereof.

Section 4.05                      Title to Shares. Fees and Rights of First Refusal.  The Company has good and marketable title to all of the Shares, free of any mortgage, pledges, charges, liens, security interests or other encumbrances whatsoever.  The Company is not obligated to offer the Shares offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.  Notwithstanding the foregoing, the Company has granted the controlling shareholder of Alon USA a right of first refusal (the “Right of First Refusal”) in relation to any single sale of shares of Alon USA in an amount exceeding 4% of the issued share capital of Alon USA. In addition, the Right of First Refusal applies to  a number of sales of Shares in the aggregate of over 4% of the issued share capital of Alon USA during any given period of 14 consecutive days.

Section 4.06                      Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder.  The Company is aware and acknowledges that it may not be able to request Advances under this Agreement if there is not an effective Registration Statement, and that obtaining an effective Registration Statement is outside of its control and the responsibility of Alon USA. The Company is aware and acknowledges that due to fluctuations in the price of the Common Stock during the Commitment Period and at the time of any Advances, the number of Shares allocated under this Agreement may be insufficient to allow the Company to realize the entire Commitment Amount.

Article V.   Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 5.01                      In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; and (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

Section 5.02                      In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; and (b) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor.  To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

Section 5.03                      Promptly after receipt by an Investor Indemnitee or Company Indemnitee under this Article V of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee shall, if an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V unless and to the extent the indemnifying party did not otherwise learn of such action and such failure result in the forfeiture by the indemnifying party of substantial rights and defenses and will not, in any event, relieve the indemnifying party from any obligations provided in this Article V.  The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the reasonable fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim.  The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation.  Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.

Section 5.04                      The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received.

Section 5.05                      The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Investor Indemnitee or Company Indemnitee against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

Section 5.06                      The obligations of the parties to indemnify or make contribution under this Article V shall survive termination.

Article VI.
Covenants of the Company

Section 6.01                      Delivery of the Shares.  As of each applicable Advance Notice Date and each applicable Closing Date the Company shall have good and marketable title to a sufficient number of Shares to cover the applicable Advance, such Shares shall be free of any mortgage, pledges, charges, liens, security interests or other encumbrances whatsoever, and no such Shares shall be subject to the Right of First Refusal.

Section 6.02                      Opinion of Counsel.  The Company shall cause the Investor to have received a opinion from counsel to the Company substantially in the form of Exhibit C attached hereto to the Investor prior to the first Advance Notice.

Section 6.03                      Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance.  The Company will immediately notify the Investor, and confirm in writing, upon its becoming actually aware of the occurrence of any of the following events: (i) receipt by the Company or by Alon USA of any request for additional information by the SEC or any other Federal or state governmental authority relating to the Registration Statement or the Prospectus; (ii) the issuance by the SEC or any other Federal or state governmental authority of  any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and (iii) the happening of any event that makes any statement made in the Registration Statement or Prospectus of any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement the Prospectus to comply with the Securities Act or any other law. The Company shall not deliver to the Investor any Advance Notice once becoming aware of, and during the continuation of, any of the foregoing events.

Section 6.04                      Market Activities. The Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of Alon USA.

Section 6.05                      Material Non-Public Information. The Company shall not deliver an Advance Notice during any period in which the Company is in actual possession of material non-public information with respect to Alon USA or during any black out period enforced by Alon USA.

Section 6.06                      Suspension Notice.  The Company shall promptly notify the Investor, and confirm in writing, upon receipt of any “Suspension Notice” as such term is defined in Appendix F to the agreement dated September 17, 2009 between Africa Israel Trade and Agencies Ltd. and Alon Israel Oil Company Ltd.  The Company shall not deliver to the Investor any Advance Notice beginning from the time it receives any Suspension Notice until such time as it has received notice from Alon USA that that the condition described in the Suspension Notice has been lifted or otherwise cured.

Article VII. Registration Statement

Section 7.01                      Registration Procedures.

(a)
Alon USA has filed a registration statement (with Registration Number 333-163439) (the “Initial Registration Statement”) with the SEC under the Securities Act on Form S-3 with respect to the resale of the Shares by the Company, which contains, among other things a Plan of Distribution section disclosing the methods by which the Company may sell the Shares.  The Initial Registration Statement was declared effective on March 31, 2011.

(b)
Prior to the Company’s right to deliver any Advance Notices hereunder, Alon USA shall have filed a Prospectus Supplement to the Registration Statement in compliance with the Securities Act which shall contain a complete disclosure of all material information regarding this Agreement and an updated Plan of Distribution, including, without limitation, the name of the Investor, the number of Shares being offered hereunder, the terms of the offering, the purchase price of the Shares, and other material terms of the offering, and any other information or disclosure necessary to register the transactions contemplated herein.

(c)
Alon USA has agreed to use its reasonable efforts to keep the Registration Statement effective for a certain period of time pursuant to a registration rights agreement between Alon USA and Alon Israel Oil Company Ltd.  The ability of the Company to continue to submit Advance Notices hereunder is dependent on Alon USA’s ability to maintain the effectiveness of the Registration Statement.

Section 7.02                      Plan of Distribution.  The Company shall take all reasonable efforts to provide Alon USA with information necessary to be included in the Registration Statement, including providing Alon USA with information relating to the plan of distribution of the Shares as contemplated under this Agreement.

Section 7.03                      Information.  All information furnished by the Company and included in the Registration Statement shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Article VIII.
Conditions for Advance and Conditions to Closing

Section 8.01                      Conditions Precedent to the Right of the Company to Deliver an Advance Notice.  The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance Notice is subject to the satisfaction by the Company, on  each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)	Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects.

(b)
Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

(c)
Registration of the Common Stock with the SEC.  There is an effective Registration Statement which includes disclosure of all material terms of this Agreement, including, without limitation, the name of the Investor, the number of Shares being offered hereunder, the terms of the offering, the purchase price of the Shares, and other material terms of the offering, and any other information or disclosure necessary to register the transactions contemplated herein pursuant to which the Investor may freely resell all of the Shares purchased pursuant to such Advance Notice.

(d)	Suspension Notice. No condition or event described in any Suspension Notice shall have occurred and be continuing uncured.

(e)
No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or promulgated by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that is reasonably likely to have a Material Adverse Effect.

(f)
No Suspension of Trading in or Delisting of Common Stock.  The Common Stock is trading on the Principal Market and all of the Shares to be purchased and sold pursuant to the applicable Advance Notice are listed or quoted for trading on the Principal Market.

(g)
Executed Advance Notice.  The Investor shall have received the Advance Notice executed by an officer of the Company and the representations contained in such Advance Notice shall be true and correct as of each Condition Satisfaction Date.

(h)	Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.

Article IX. Assignment; Termination

Section 9.01                      Assignment.  Neither this Agreement nor any rights of the parties hereto may be assigned to any other Person.

Section 9.02                      Termination.

(a)
Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 6-month anniversary of the date hereof, or the 12 month anniversary of the date hereof if the Commitment Period was validly extended by the Company pursuant to Section 2.04, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of the Commitment Amount.

(b)
The Company may terminate this Agreement effective upon fifteen Trading Days’ prior written notice to the Investor; provided that (i) there are no Advances outstanding, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement.  This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c)
Nothing in this Section 9.02 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement.  The indemnification provisions contained in Article V shall survive termination hereunder.

Article X. Notices

Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) 3 days after being sent by U.S. certified mail, return receipt requested, or (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications, except for Advance Notices which shall be delivered in accordance with hereof, shall be:

If to the Company, to:	Africa Israel Investments Ltd.
4 Hachoresh Road, Yehud 56470, Israel
Attention: Mr. Menashe Sagiv, CFO
Telephone: +972 3 5393547
Facsimile: +972-3-5393583

With a copy to:	Weksler, Bregman & Co.
23 Yehuda Halevi St., Tel Aviv 65136, Israel Attn: Ofer Yankovich, Adv. Telephone: +972 3 511 9340 Facsimile: +972 3 511 9301

If to the Investor(s):	YA Global Master SPV Ltd.
101 Hudson Street –Suite 3700
Jersey City, NJ 07302
Attention: Mark Angelo
Portfolio Manager
Telephone: (201) 985-8300
Facsimile: (201) 985-8266

With a Copy to:	David Gonzalez, Esq.
101 Hudson Street – Suite 3700
Jersey City, NJ 07302
Telephone: (201) 985-8300
Facsimile: (201) 985-8266

Each party shall provide 5 days’ prior written notice to the other party of any change in address or facsimile number.

Article XI. Miscellaneous

Section 11.01                                Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause 2 additional original executed signature pages to be physically delivered to the other party within 5 days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.

Section 11.02                                Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

Section 11.03                   Reporting Entity for the Common Stock.  The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto.  The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 11.04                   Commitment Fee. The Company shall pay to the Investor or its designated affiliate a commitment fee of $100,000 (the “Initial Commitment Fee”), and if the Commitment Period is extended by the Company pursuant to Section 2.04, an additional $200,000 (the “Additional Commitment Fee”, and collectively with the Initial Commitment Fee, the “Commitment Fee”) which shall be due and payable as follows:  the Initial Commitment Fee shall be paid in cash on the earlier of (i) the 3rd day after the first Advance hereunder, or (ii) 60 days from the date hereof, and the Additional Commitment Fee shall be paid in cash on the date the Company elects to increase the Commitment Period.   The portion of the Commitment Fee due on as of each due date shall be deemed fully earned on such due date regardless of the amount of Advances, if any, that the Company is able to, or chooses to, request hereunder.

Section 11.05                    Brokerage.  Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.  The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 11.06                   Confidentiality.  Except as otherwise set forth herein, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herein.

Section 11.07                   Choice of law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the United States District Court for the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this paragraph.

Section 11.08                   Payments.  Unless otherwise set forth herein, all payments due to the Investor or the Company under this Agreement will be made free and clear of all taxation, deductions, or withholdings.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Distribution Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
Africa Israel Investments Ltd.

By: /s/ Nadav Grinshpon /s/ Menashe Sagiv
Name: Nadav Grinshpon and Menashe Sagiv
Title: Deputy Chairman and Chief Financial Officer

INVESTOR:
YA Global Master SPV Ltd.

By: Yorkville Advisors, LLC
Its: Investment Manager

By: /s/ Matthew Beckman
Name: Matthew Beckman
Title: Managing Member